Exhibit 99.1

AÉROPOSTALE REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2012

First Quarter Earnings of $0.13 Per Diluted Share
Provides Second Quarter Guidance

New York, New York, May 17, 2012 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the first quarter of fiscal 2012, and provided guidance for the second quarter of fiscal 2012.

First Quarter Performance
Diluted net earnings for the first quarter of 2012 were $0.13 per share, compared to $0.20 per diluted share in the same period last year.  Net income for the first quarter of 2012 was $10.6 million, compared to net income of $16.4 million last year.

For the first quarter of fiscal 2012, net sales increased 6% to $497.2 million, from $469.2 million in the year ago period. Comparable sales, including the e-commerce channel, for the first quarter increased 2%, compared to a 5% decrease last year.  Comparable store sales, excluding the e-commerce channel, for the first quarter were essentially flat, compared to a 7% decrease last year.

Thomas P. Johnson, Chief Executive Officer, commented, “During the first quarter, we continued to make progress on our key initiatives, and we experienced a significant improvement in trends versus the fourth quarter. This accomplishment was a result of the efforts of our entire organization, and I continue to be very proud of our team’s contributions and dedication.”

E-commerce
Net revenue from the Company’s e-commerce business for the first quarter of fiscal 2012 increased 32% to $37.2 million, from $28.2 million in the year ago period.

Inventory
Total merchandise inventory for the first quarter of fiscal 2012 was $174.9 million, a total increase of 23%, or 16% on a retail per square foot basis, reflecting accelerated receipts due to a shift in the timing of summer floor-sets.  As of May 12, 2012, inventory levels versus last year decreased 2% on a retail per square foot basis.

Cash Positioning and Share Repurchase Program
The Company ended the quarter with cash and cash equivalents of $202.6 million and no debt. The Company currently has $145.2 million of availability remaining under its share repurchase program.

Store Growth and Capital Spending
The Company opened three Aéropostale and 10 P.S. from Aéropostale stores, and closed three Aéropostale stores during the quarter. For the first quarter, the Company invested $18.2 million in planned capital expenditures.

Second Quarter Guidance
For the second quarter of fiscal 2012, the Company expects earnings in the range of $0.03 to $0.05 per diluted share. This compares to earnings of $0.04 per diluted share for the second quarter of 2011, which included a non-recurring pre-tax benefit to the Company's gross profit of $8.7 million, or $0.06 per diluted share, resulting from the resolution of a dispute with one of the Company's merchandise vendors surrounding prior period allowances.

Mr. Johnson, continued, “While I am pleased with the sequential progress we are making in our business, the overall retail environment remains uncertain and we are early in the cycle of executing our key initiatives.  As we move through the remainder of the year, we continue to focus on improving our financial performance and our profitability.”

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its first quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com.  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 916 Aéropostale® stores in 50 states and Puerto Rico, 70 Aéropostale stores in Canada and 81 P.S. from Aéropostale® stores in 21 states. In addition, pursuant to various licensing agreements, our licensees currently operate 17 Aéropostale® and P.S. from Aéropostale® stores in the Middle East, Asia and Europe.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 28, 2012	January 28, 2012	April 30, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$202,625	$223,712	$139,103
Merchandise inventory	174,947	163,522	142,250
Other current assets	53,383	54,565	59,484
Total current assets	430,955	441,799	340,837

Fixtures, equipment and improvements, net	295,818	287,393	308,514

Other assets	4,905	6,041	4,531

TOTAL ASSETS	$731,678	$735,233	$653,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$83,553	$103,476	$94,065
Accrued expenses	92,993	89,735	78,002
Total current liabilities	176,546	193,211	172,067

Other non-current liabilities	134,721	132,588	128,949

Stockholders’ equity	420,411	409,434	352,866

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$731,678	$735,233	$653,882

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	April 28, 2012		April 30, 2011
		% of sales		% of sales

Net sales	$497,214	100.0%	$469,183	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	358,202	72.0	332,525	70.9

Gross profit	139,012	28.0	136,658	29.1

Selling, general and administrative expenses	122,323	24.6	109,082	23.2

Income from operations	16,689	3.4	27,576	5.9

Interest expense, net	159	0.1	67	0.0

Income before income taxes	16,530	3.3	27,509	5.9

Income taxes	5,954	1.2	11,142	2.4

Net income	$10,576	2.1%	$16,367	3.5%

Basic earnings per share	$0.13		$0.20

Diluted earnings per share	$0.13		$0.20

Weighted average basic shares	81,044		82,605

Weighted average diluted shares	81,626		83,445

STORE DATA:

Comparable sales change (including e-commerce channel) increase	2%		(5)%

Comparable store sales change (excluding e-commerce channel)	0%		(7)%

Stores open at end of period	1,067		1,027

Total square footage at end of period	3,950,570		3,762,379

Average square footage during period	3,928,627		3,737,495